As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3514169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 River Street

Hoboken, New Jersey 07030

(Address of principal executive offices, including zip code)

Newell Brands Supplemental Employee Savings Plan

(Full title of the plan)

Bradford R. Turner, Esq.

Chief Legal and Administrative Officer and Corporate Secretary

221 River Street

Hoboken, New Jersey 07030

(Name and address of agent for service)

(201) 610-6600

(Telephone number, including area code, of agent for service)

With copies to:

Joel T. May, Esq.

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations under the Newell Brands Supplemental Employee Savings Plan	$75,000,000	100%	$75,000,000	$9,338

Interests in the Plan	(3)	(3)	(3)	(3)

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of Newell Brands Inc. (the “Company” or the “Registrant”) to pay up to $75,000,000 of deferred compensation from time to time in the future to participating employees of the Registrant in accordance with the Newell Brands Supplemental Employee Savings Plan (the “Plan”).
(2)	Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge by contacting the Office of Investor Relations, Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030, Telephone: (800) 424-1941.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Newell pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Newell’s Annual Report on Form 10-K (including the portions of Newell’s Definitive Proxy Statement for its 2017 Annual Meeting of Stockholders filed with the SEC on March 30, 2017 and incorporated by reference therein) for the year ended December 31, 2016, filed with the SEC on March 1, 2017;

(b)	Newell’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 10, 2017, for the quarterly period ended June 30, 2017, filed with the SEC on August 9, 2017 and for the quarterly period ended September 30, 2017, filed with the SEC on November 8, 2017;

(c)	Newell’s Current Reports on Form 8-K, filed with the SEC on February 14, 2017, March 14, 2017, March 28, 2017, May 11, 2017, July 6, 2017, July 7, 2017, August 10, 2017 (both current reports on Form 8-K filed on that date), August 25, 2017, November 2, 2017, November 14, 2017 and November 28, 2017 (other than the portions of those documents not deemed to be filed);

(d)	the audited historical financial statements of Jarden Corporation (“Jarden”) as of and for the fiscal years ended December 31, 2015 and December 31, 2014, contained in Exhibit 99.1 to Newell’s Current Report on Form 8-K filed with the SEC on March 15, 2016;

(e)	the unaudited condensed consolidated financial statements of Jarden as of and for the three months ended March 31, 2016, contained in Exhibit 99.1 to Newell’s Current Report on Form 8-K filed with the SEC on September 9, 2016; and

(f)	The description of Newell’s Common Stock contained in Newell’s registration statement on Form 8-B filed with the SEC on June 30, 1987.

All documents subsequently filed by Newell pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Plan provides a select group of management or highly compensated employees of the Registrant and certain of its subsidiaries with an opportunity to defer a portion of their compensation (including base salary and annual bonus) on a pre-tax basis and be credited with Registrant contributions. For each year, the Registrant will credit participants with a matching contribution of up to 6% of the participant’s base salary in excess of the IRS 401(a)(17) limit, subject to applicable conditions. The Registrant will also make a matching contribution of up to 6% of participants’ annual performance-based bonus, subject to applicable conditions. The Registrant may also discretionarily credit participants’ accounts with matching contributions under the Plan, also subject to applicable conditions. The amount of compensation deferred under the Plan is based on elections by each Plan participant in accordance with the terms of the Plan, the Registrant contributions and the earnings or losses thereon. The obligation of the Registrant to pay such deferred compensation (the “Obligations”) will become due as pre-designated by each Plan participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Plan.

Amounts deferred under the Plan will be credited with investment returns based on investment alternatives chosen by each Plan participant, and the amount of the Obligations payable to each Plan participant will reflect the investment returns of the chosen investment alternatives. However, the Plan participants will have no ownership interest in any of the investment alternatives. Each Plan participant is a general unsecured creditor of the Registrant with respect to his or her own interest in the Plan. Benefits are payable solely from the general assets of the Registrant.

The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Plan participants, except that each Plan participant may designate one or more beneficiaries to receive benefits upon his or her death. The Registrant reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not adversely affect the rights of any Plan participant in such Plan participant’s account (to the extent vested) without the consent of the Plan participant, with limited exceptions.

The total amount of Obligations being registered pursuant to this Registration Statement is $75,000,000.

The foregoing description of the Plan and the Obligations is qualified in its entirety by reference to the full text of the Plan document, a copy of which is incorporated by reference as Exhibit 4.1 to this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell’s Restated Certificate of Incorporation, as amended and By-laws, as amended, each contain a provision that eliminates directors’ personal liability as set forth above.

The Restated Certificate of Incorporation, as amended, and the By-laws, as amended, of Newell provide in effect that Newell shall indemnify its directors and officers to the full extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery (or the court in which such action or suit was brought) shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the current or former director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) a committee of the directors designated by a majority vote of the directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Newell has in effect general officers’ and directors’ liability insurance covering all of Newell’s officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith are set forth in the Exhibit Index filed as part of this registration statement hereof.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation of Newell Rubbermaid Inc., as amended as of April 15, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 11, 2016, File No. 001-09608).

3.2	By-Laws of Newell Brands Inc., as amended April 15, 2016 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated April 11, 2016, File No. 001-09608).

4.1	Newell Brands Supplemental Employee Savings Plan.

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1 hereto).

24	Power of Attorney (contained on signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, State of New Jersey, on the 1st day of December, 2017.

NEWELL BRANDS INC. (Registrant)

By:	/s/ Michael B. Polk
Michael B. Polk Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Michael B. Polk, Bradford R. Turner or Raj Dave or any one of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael B. Polk Name: Michael B. Polk	Chief Executive Officer and Director	December 1, 2017

/s/ Ralph J. Nicoletti Name: Ralph J. Nicoletti	Executive Vice President and Chief Financial Officer	December 1, 2017

/s/ James L. Cunningham, III Name: James L. Cunningham, III	Senior Vice President and Chief Accounting Officer	December 1, 2017

/s/ Michael T. Cowhig Name: Michael T. Cowhig	Chairman of the Board and Director	December 1, 2017

/s/ Ian G.H. Ashken Name: Ian G.H. Ashken	Director	December 1, 2017

/s/ Thomas E. Clarke Name: Thomas E. Clarke	Director	December 1, 2017

Name	Title	Date

/s/ Kevin C. Conroy Name: Kevin C. Conroy	Director	December 1, 2017

/s/ Scott S. Cowen Name: Scott S. Cowen	Director	December 1, 2017

/s/ Domenico De Sole Name: Domenico De Sole	Director	December 1, 2017

/s/ Martin E. Franklin Name: Martin E. Franklin	Director	December 1, 2017

/s/ Ros L’Esperance Name: Ros L’Esperance	Director	December 1, 2017

/s/ Steven J. Strobel Name: Steven J. Strobel	Director	December 1, 2017

/s/ Michael A. Todman Name: Michael A. Todman	Director	December 1, 2017

/s/ Raymond G. Viault Name: Raymond G. Viault	Director	December 1, 2017